PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces  1st Quarter Earnings

Baltimore, Md. October 24, 2011 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces unaudited earnings available for common shareholders of $128,000 or $0.07 diluted income per share for its quarter ending September 30, 2011 as compared to unaudited earnings of $10,000 or $0.01 diluted earnings per share for same period of the prior year.

The improvement in earnings was the result of improvement in net interest income as the impact of a lower cost of funds more than offset the negative impact of the shift in earning assets from loans to investments.  In addition, income tax expense was zero in the current quarter as The Patapsco Bank fully reserved for its deferred tax asset as of June 30, 2011.  Accordingly, taxes on the current quarter’s earnings were offset by a reversal of the related portion of this reserve.  Credit costs, in the form of provisions for loan losses and collection and foreclosure costs on non-performing assets, continue to be higher than normal and are still being impacted by a weak economic environment.

 As of September 30, 2011, Patapsco Bancorp, Inc. reported assets of $256 million, deposits of $226 million and total stockholders’ equity of $14.6 million compared to $265 million, $231 million and $14.4 million at June 30, 2011, the Company’s previous fiscal year end.

In regards to credit quality, the Company’s non-performing assets were 4.62% of total assets at September 30, 2011 compared to 4.40% at June 30, 2011.  The Company has no loans or leases 90 days past due that are still accruing interest.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney and its Baltimore City office located in Hampden.

PRESS RELEASE

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

	For the Three Months Ended
	September 30,
(Dollars in thousands, except per share data)	2011	2010

OPERATING RESULTS:
Interest Income	$3,007	$3,303
Interest Expense	872	1,213
Net Interest Income	2,135	2,090
Provision For Loan Losses	323	304
Net Interest Income After Provision for Loan Losses	1,812	1,786
Other Noninterest Income	252	244
Noninterest Expense	1,839	1,861
Income Tax Expense	0	62
Net Income	225	107
Preferred Stock Dividends	97	97
Net Income Available for Common Shareholders	$128	$10

PER SHARE DATA:
Net Income per Common Share, Basic	$0.07	$0.01
Net Income per Common Share, Diluted	$0.07	$0.01

Book Value per Common Share	$4.18	$5.84
Tangible Book Value per Common Share (1)	$4.11	$5.74
Period-End Common Stock Price	$0.55	$1.75
Common Stock Price as a Percentage of Tangible Book Value	13.38%	30.49%

PERFORMANCE RATIOS: (2)
Return on Average Assets	0.34%	0.16%
Return on Average Equity	3.46%	2.39%
Net Interest Margin	3.40%	3.31%
Net Interest Spread	3.25%	3.21%

	At
	September 30,	June 30,
	2011	2011
BALANCES:
Net Loans	$180,511	$182,570
Total Assets	$256,024	$264,630
Deposits	$226,048	$231,306
Borrowings	$14,000	$17,000
Stockholders' Equity	$14,585	$14,353

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage ratio	7.54%	7.26%
Bank Tier 1 Risked Based ratio	12.10%	11.67%
Bank Total Risked Based ratio	13.37%	12.94%
Allowance For Loan Losses to Total Loans	2.22%	2.25%
Nonperforming Assets to Total Assets	4.62%	4.40%
Allowance For Loan Losses to Nonperforming Loans	41.44%	42.17%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month periods ended September 30, 2011 and 2010 are annualized.